Exhibit (p)(4)

ELCO MANAGEMENT COMPANY, LLC

Code of Ethics

This Code of Ethics (the "Code") of ELCO Management Company, LLC (the "Adviser") governs personal trading in securities and related activities by all Employees and, in some circumstances, the family members and others in a similar relationship to such Employees.

I. GENERAL PRINCIPLES.

Rule 204A-I of the Investment Advisors Act of 1940 requires the Adviser to adopt a written code of ethics that establishes a standard of business conduct reflecting the fiduciary obligations of the Adviser and its Employees.

Rule204A-1 requires us to establish a standard of business conduct of our Employees that reflects our and your fiduciary obligations and requires you to comply with applicable federal securities laws, in connection with the purchase or sale, directly or indirectly, by you of a security held or to be acquired by any of the funds with respect to which the Adviser is the general partner (the "ELCO Funds") or any of the other Advisory Clients of the Adviser:

As a result, in connection with any personal securities transaction, it is impermissible and unlawful for you:

I.	To employ any device, scheme or artifice to defraud an ELCO Fund or any Advisory Client;
2.	To make to an ELCO Fund or Advisory Client any untrue statement of a material fact or omit to state to the ELCO Fund or Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon an ELCO Fund or Advisory Client; or
4.	To engage in any manipulative practice with respect to an ELCO Fund or Advisory Client.

The Adviser is a fiduciary for its Advisory Clients, including the investors in and the ELCO Funds. Because of this fiduciary relationship, it is generally improper for an Employee to:

1.	use for his or her own benefit (or the benefit of anyone other than the client) information regarding trading or recommendations for client accounts; or
2.	take advantage of investment opportunities that would otherwise be available for the Adviser's clients.

Also, as a matter of business policy, the Adviser wants to avoid even the appearance that the Adviser or any Employee receives any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community. The Adviser expects all Employees to comply with the spirit of this Code, as well as the specific rules contained in this Code. The Adviser also expects that all Employees will comply with applicable Federal Securities Laws. The Adviser treats violation of this Code (including violations of the spirit of this Code) very seriously. If you violate either the letter or the spirit of this Code, the Adviser may impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or report you to the proper authorities. Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code, even if no clients are harmed by your conduct.

If you have any doubt or uncertainty or questions about this Code, you should ask the Compliance Supervisor.

II. Definitions.

Terms in boldface type have special meanings as used in this Code. To understand this Code, you need to read the definitions of these terms set forth below.

A. "Access Person" means

1. Any director, officer or Advisory Person of the Adviser or

2. Any employee of the Adviser:

a.	Who, in the ordinary course of business, makes, participates in, obtains or has access to information about the purchase or sale of covered securities by any ELCOFund or Advisory Client, or
b.	Whose functions or duties in the ordinary course of business relate to the making of any recommendation to any ELCO Fund or Advisory Client about the purchase or sale of securities, or who has access to such recommendations.
B.	"Acquisition" or "acquire" includes any purchase and the receipt of any gift or bequest of any covered security.

C.	"Advisers Act" means the Investment Advisers Act of1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder.
D.	"Advisory Client" means any individual, group of individuals, corporation, partnership, trust, Investment Company or other company to which the Adviser provides investment advisory services, including all ELCO Funds and the investors therein.

E. "Advisory Person" means

1.	Any Employee of the Adviser (or of any company in a control relationship with the Adviser)
a.	Who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to information about the purchase or sale of securities held or to be acquired by any ELCOFund or other Advisory Client, or
b.	Whose functions or duties relate to the making of any recommendations about the purchases or sales by any ELCO Fund or other Advisory Client, or who has access to such recommendations; and
2.	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any ELCO Fund or other Advisory Client about the purchase or sale of securities held or to be acquired.

F. "Affiliate Account" means, as to any Access Person, an account

1. Of any family member of the Access Person;

2.	For which the Access Person acts as a custodian, trustee or other fiduciary;
3.	Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15( d) of the Securities Exchange Act of 1934 (the "1934 Act") nor registered under the 1940 Act and in which the Access Person or a family member has a direct or indirect beneficial ownership; and
4.	Of any trustee or officer and any investment company that is an Advisory Client.
G.	"Beneficial ownership" means a direct or indirect "pecuniary interest" (as defined in subparagraph (a)(2) of rule 16a-l under the 1934 Act) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of "pecuniary interest" in subparagraph (a)(2) of rule 16a-l is complex, this term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An Access Person is presumed to have beneficial ownership of any family member's account. See Appendix A for further discussion of Beneficial Ownership.
H.	"Business day" refers to any day on which the New York Stock Exchange is open for business.
I.	"Compliance Supervisor" means any officer or Employee of the Adviser designated as its Chief Compliance Officer.
J.	"Control" has the same meaning as in Rule 405 under the 1933 Act. Rule 405 defines "control: as the power to direct or cause the direction of the management and policies of a company.
K.	"Covered Security" means a security as defined in section 202(a)(18) of the Advisers Act, other than:

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1. Direct obligations of the Government of the United States.

2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

3. Shares issued by money market funds;

4.	Shares issued by open-end management investment companies registered under the 1940 Act.
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

L. "Covered security held or to be acquired" means:

1. Any Covered Security which, within the most recent 15 days:

a. Is or has been held by any ELCO Fund; or

b.	Is being or has been considered by the Adviser or any subadviser for purchase by any ELCO Fund. A Covered Security is "being or has been considered for purchase" when a portfolio manager for an ELCO Fund is giving or has given serious consideration to a purchase of the Covered Security.
2.	Any option to purchase or sell, and any security convertible into, or exchangeable for, a Covered Security described in paragraph I of this definition.

M.	"Disposition" or "dispose" includes any sale and the making of any personal or charitable gift of covered securities.
N.	"Employee" means any officer, director or other person occupying a similar status, or employee, or any other person providing advice on behalf of the Adviser, who is subject to the Adviser's supervision and control.

O. "Family member" of an Access Person means

1.	That person's spouse or minor child,
2.	Any adult related by blood, marriage or adoption to the Access Person (a "relative") who shares the Access Person's household and
3.	Any relative dependent on the Access Person for financial support.
P.	Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Blily Act, and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as is applies to investment advisers and any rules adopted thereunder by the SEC or the Department of Treasury.
Q.	"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15( d) of the 1934 Act.
R.	"Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504,505 or 506 under the 1933 Act.
S.	"Material Non-Public Information" about an issuer is information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of that issuer.
T.	"1940 Act" means the Investment Company Act of 1940 and the rules thereunder, both as amended from time to time.
U.	"Purchase or sale of a security" includes, among other things, transactions in options to purchase or sell a security.
V.	"Security" has the same definition as in section 202(a)(18) of the Advisers Act.
W.	"Unlawful action" means any of the actions, engaged in by an Access Person of the Adviser, listed in paragraphs I through 4 of Part I (General Principles) of this Code.

III. PROHIBITED PURCHASES AND SALES.

A. Timing of Personal Transactions.

Except in accordance with the Adviser's procedures governing aggregation and allocation of trades, no Access Person may purchase or sell, directly or indirectly, any Covered Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the Access Person knows or reasonably should know that the Covered Security, at the time of the purchase or sale:

1.	Is being considered for purchase or sale by an ELCO Fund or other Advisory Client; or
2.	Is being purchased or sold by an ELCO Fund or other Advisory Client.

B. Improper Use of Information.

No Access Person may use his or her knowledge about the securities transactions or holdings of an ELCO Fund or other Advisory Client in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to the ELCO Funds and other Advisory Clients before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on those ideas.

C. Front-Running.

No Access Person may engage in front-running an order or recommendation for an ELCO Fund or other Advisory Client, regardless of who is handling or generates the order or recommendation. Front-running means purchasing or selling the same or underlying securities, or derivatives based on these securities, ahead of and based on knowledge of Advisory Client securities transactions that are likely to affect the value of these securities.

D. Initial Public Offerings and Limited Offerings.

Each Access Person must obtain approval from the Compliance Supervisor before directly or indirectly acquiring Beneficial Ownership in any securities in an initial public offering or in a limited offering.

IV. EXEMPTED TRANSACTIONS

The prohibitions of section III of this Code do not apply to:

A.	Non-Controlled Accounts. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;
B.	Ineligible Securities. Purchases or sales of securities which are not eligible for purchase or sale by any ELCO Fund or other Advisory Client;
C.	Non-Volitional Transactions. Purchases or sales which are non-volitional on the part of the Access Person;
D.	Automatic Dividend Reinvestments. Purchases which are part of an automatic dividend reinvestment plan;
E.	Exercises and Sales of Rights. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and sales of these rights so acquired; and
F.	Gifts. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities.
G.	Pre-Approved Transactions. Purchases or sales that receive the prior approval of the Compliance Supervisor, because:
1.	They are only remotely potentially harmful to an ELCO Funds and other Advisory Clients,

2. They would be unlikely to affect a highly institutional market, or

3.	They clearly are not related economically to the securities to be purchased, sold or held by an ELCO Fund or other Advisory Clients.

V. REPORTING.

An Access Person must submit to the Compliance Supervisor, some or all of the following reports as to all Covered Securities and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires beneficial ownership.

A.	Initial Holdings Reports-Access Persons Only. Not later than 10 calendar days after an Access Person becomes an Access Person or if already an Access Person, not later than 10 days after the effective date of this Code of Ethics (February I, 2006), the following information:
1.	The title and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership as of the date the Access Person became an Access Person;
2.	The name of any broker, dealer or bank with whom the Access Person maintained an account containing securities (including but not limited to Covered Securities) in which the Access Person had any direct or indirect Beneficial Ownership as of the date the Access Person became an Access Person;

3. The date the report is being submitted by the Access Person.

B.	Quarterly Transaction Reports-All Access Persons. Not later than 30 calendar days after the end of each calendar quarter, the following information:
1.	Covered Securities Transactions. For any acquisition or disposition during the calendar quarter of a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:
a.	The date of the acquisition or disposition, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security;
b.	The nature of the acquisition or disposition (i.e., purchase, sale, gift or any other type of acquisition or disposition):
c.	The price of the Covered Security at which the acquisition or disposition was effected;
d.	The name of the broker, dealer or bank with or through which the acquisition or disposition was effected; and

e. The date the report is being submitted by the Access Person.

2.	Brokerage Accounts. For any new account established by the Access Person containing securities (including but not limited to Covered Securities) in which the Access Person had a direct or indirect Beneficial Ownership during the quarter:
a.	The name of the broker, dealer or bank with whom the Access Person established the account;

b. The date the account was established; and

c. The date the report is being submitted by the Access Person.

3.	If There are No Transactions or New Accounts. If no reportable transactions in any Covered Securities were effected or new accounts opened during a calendar quarter, the affected Access Person must submit to the Compliance Supervisor, within 30 calendar days after the end of the quarter, a report stating that no reportable Covered Securities transactions were effected and no new accounts were opened during the quarter.
C.	Annual Holdings Reports-Access Persons Only. By January 31 of each year and as of a date within 30 calendar days before this reporting deadline, the following inf6nnation:
1.	The title and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership; and
2.	The name of any broker, dealer or bank with whom the Access Person maintained an account containing securities (including but not limited to Covered Securities) in which the Access Person had any direct or indirect Beneficial Ownership; and

3. The date the report is being submitted by the Access Person.

D.	Disclaimer of Beneficial Ownership. Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Covered Security or brokerage account to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this Code.
E.	Alternative reporting Procedures. To the extent consistent with rule 204Al(b)(3) under the Advisers Act, the Compliance Supervisor may approve other alternative reporting procedures.
F.	Duplicate Brokerage Confirmations. For transactions executed through a broker, an Access Person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the Compliance Supervisor duplicate confirmations of these transactions, provided such information is furnished within 30 calendar days of the end of the quarter. The duplicate confirmations should be addressed "Personal and Confidential".

G. Initial and Annual Certification of Compliance-All Employees.

1.	Each Employee, within 10 calendar days after becoming an Employee or otherwise receiving notification of the effectiveness of this Code of Ethics, must certify, that he or she:
a.	Has received, read and understands this Code and recognizes that he or she is subject to the Code;

b. Will comply with all the requirements of this Code; and

c.	Has disclosed to the Compliance Supervisor all holdings of Covered Securities and all accounts required by this Code to be disclosed or reported.
2.	Each Employee must also certify annually (by January 31) that he or she:
a.	Has received, read and understand this Code and recognizes that he or she is subject to the Code;

b. Has complied with all the requirements of this Code; and

c.	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

VI. OTHER RESPONSIBILITIES.

A.	Non-Disclosure of Confidential Information. No Employee, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to or executed on behalf of any ELCO Fund or other Advisory Client.
B.	No Insider Training. No Employee may purchase or sell securities while in possession of material, non-public information about the issuer of the securities or communicate material non-public information to any other person.
C.	Acceptance of Gifts from Business Contacts. Access Persons may not accept any gift or other item of more than a de minimis value from any person or entity other than a family member that does business with or on behalf of any ELCO Fund or the Advisor. These items do not include the following:

1. Unsolicited entertainment,

2.	Occasional business meals or promotional items consistent with customary business practice.
D.	Service as a Director. Access Persons may not serve on the board of directors of any publicly traded company without the prior approval of the Compliance Supervisor. This approval will be based upon a determination that the board service would be consistent with the interests of the Adviser.
E.	Duty to Report Violations. All Employees must report any violation of this Code to the Compliance Supervisor.

VII. CONFIDENTIALITY.

The Adviser will normally keep all information obtained from any Employee under this Code in strict confidence by the Adviser, except as follows.

A.	Legally Required Disclosure. Reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by senior management of the Adviser.
B.	Disclosure to Management, Clients and Counsel. In the event of violations or apparent violations of the Code, this information may be disclosed to appropriate management and supervisory personnel of the Adviser or Distributor, to the officers and trustees of the Trust, to any other affected Advisory Client and to any legal counsel for the above persons.

VIII. DUTIES OF THE COMPLIANCE SUPERVISOR.

A.	Identifying and Notifying Access Persons. The Compliance Supervisor will identify each Access Person and notify each Access Person that the person is subject to this Code, including the reporting requirements.

B.	Disclosure to Management, Clients and Counsel. The Compliance Supervisor will furnish all Access Persons with a copy of this Code and provide advice, with the assistance of counsel, about the interpretation of this Code.
C.	Reviewing Reports. The Compliance Supervisor will review the reports submitted by each Access Person to detern1ine whether there have been any transactions prohibited by this Code. In reviewing reports, the Compliance Supervisor will comply with the Adviser's written procedures for Reviewing Access Persons' Personal Trading Reports.

D. Maintaining Records. The Compliance Supervisor will:

1.	Preserve in an easily accessible place a copy of this Code (and any other code of ethics that has been in effect at any time within the past five years) for a period of five years;
2.	Maintain in an easily accessible place a list of all Access Persons who are, or within the past five year have been, required to make reports;
3.	Preserve for a period of not less than fiver years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of each report, including initial and annual employee certifications, initial and annual holdings reports and quarterly transactions reports, and a copy of any written memoranda prepared by the Compliance Supervisor in connection therewith; _
4.	Preserve in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs a record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of that violation;
5.	Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of
a.	Each report made to the board of trustees of the Trust, including any written report describing any material violations of the Code or procedures or sanctions imposed in response to material violations and
b.	Any documents certifying that the Adviser, any subadvisers, or the Distributor has adopted procedures reasonably necessary to prevent Access Persons from violating this Code; and
6.	Maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities in an initial public offering or limited offering for at least five years after the end of the fiscal year in which the approval is granted.

IX. SANCTIONS.

Upon determining that an Access Person has violated this Code, the Compliance Supervisor, after consulting with the Adviser's management or the Employee's supervisor, may impose such sanctions as the Compliance Supervisor deems appropriate. These include, but are not limited to, a warning or other entry in the Employee's personnel records, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, suspension, demotion, termination of employment or referral to civil or criminal authorities.

X.	APPROVAL OF CODE OF ETHICS AND AMENDMENTS.

A. The Managing Member of the Adviser, Paul Elliot, has approved this Code of Ethics. It shall be effective as of February I, 2006.

B. The Managing Member may adopt changes to this Code. You will receive notification and a copy of any such amendments. You will be asked to aknowledge receipt thereof in writing.

APPENDIX A

Beneficial Ownership

The only guidance as to what constitutes beneficial ownership is provided by rules and releases of the SEC and court cases, which generally may be summarized as follows:

A. Securities Owned of Record or Held in Your Name.

Securities owned of record or held in your name are generally considered to be beneficially owned by you.

B. Securities Held in the Name of Any Other Person.

Securities held in the name of any other person are deemed to be beneficially owned by you if, because of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent to those of ownership. These benefits include the power to vote, or to direct the disposition of, securities.

Beneficial ownership includes securities held by others for your benefit (regardless of record ownership), e.g.:

•	Securities held for you or family members (as defined in the code of ethics) by agents, custodians, brokers, trustees, executors or other administrators;
•	Securities owned by you, but which have not been transferred into your name on the records of the issuer;

•	Securities which you have pledged;
•	Securities owned by a partnership of which you are a member; and
•	Securities owned by your personal holding corporation.

You are presumed to beneficially own securities held in the name or for the benefit of family members, unless because of special and countervailing circumstances, you do not enjoy benefits substantially equivalent to ownership. Benefits substantially equivalent to ownership include, for example:

•	Application of the income derived from these securities to maintain a common home or to meet expenses which that person otherwise would met from other sources, and
•	The ability to exercise a controlling influence over the purchase, sale or voting of these securities.

You are presumed to be the beneficial owner of securities held in the name of some other person, even though you do not obtain benefits of ownership; if you can vest or revest title in yourself either immediately or at some future time.

C. Rights to Acquire Securities Within Sixty Days.

In addition, SEC rules deem a person to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of that security at any time (within 60 days) including but not limited to any rights to acquire the security:

•	Through the exercise of any option, warrant or right;
•	Through the conversion of a security; or
•	Pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

D. Securities Held in Trust.

Beneficial ownership includes the ownership of securities held in trust by you, as trustee, if either you or a family member has a vested beneficial interest in the income, principal or other assets of the trust. As settlor of a trust you also have beneficial ownership of securities in the trust, if you as the settlor have the power to revoke the trust without obtaining the consent of the beneficiaries. There are certain exceptions to these trust beneficiary rules. One of these exceptions applies if you would have beneficial ownership of securities solely because of being a settlor or beneficiary of the trust, but your approval is not needed for the trust to own, acquire or dispose of securities.

E. Securities Held Indirectly.

Stockholders or partners of a company who use it as a personal securities trading or investment medium are presumed to be beneficial owners of their proportionate shares of these securities and investments if the company has no other substantial business. A general partner of a partnership is considered to have indirect beneficial ownership in the interest in securities held by the partnership.

You will not be deemed to have any indirect beneficial ownership in portfolio securities held by:

•	Any holding company registered under the Public Utility Holding Company Act of 1935,
•	Any investment company registered under the Investment Company Act of 1940,
•	An employee pension or retirement plan or
•	A business trust with more than 25 beneficiaries.

F. Other Considerations.

Beneficial ownership must be determined in light of the facts of a particular case. Thus, while you may have to report security holdings and brokerage accounts of family members, you may nonetheless disclaim beneficial ownership of these securities and accounts. Contact the compliance supervisor if you have any questions about how to determine whether you have beneficial ownership of securities.